                                                                    EXHIBIT 23.2

                         Independent Auditors' Consent

The Board of Directors
Clarus Corporation:


     We consent to incorporation by reference in the registration statement on Form S-8 of Clarus Corporation of our reports dated February 6, 2001, relating to the consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows of Clarus Corporation for the year ended December 31, 2000, and the related financial statement schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of Clarus Corporation.


/s/ KPMG LLP

Atlanta, Georgia
October 18, 2001